Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Forms S-8 Nos. 333-48726, 333-96623, 333-65964) pertaining to the SupportSoft, Inc. Amended and Restated 1998 Stock Option Plan, the SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan and the SupportSoft Inc. 2000 Employee Stock Purchase Plan of our report dated January 14, 2003, with respect to the consolidated financial statements of SupportSoft, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 24, 2003